Exhibit 10.2

Opening Transaction

To:	Regal Entertainment Group

A/C:	YHGHR0

From:	Credit Suisse Capital LLC
Eleven Madison Avenue
New York, NY 10010

Re:	Convertible Bond Hedge Transaction

Ref. No:	53380038

Date:	March 5, 2008

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Credit Suisse Capital LLC (“Dealer”), represented by Credit Suisse Securities (USA) LLC (“Agent”) as its agent, and Regal Entertainment Group (“Counterparty”).  This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.     This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).  In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern.  Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of March 10, 2008 between Counterparty and U.S. Bank, National Association, as trustee (the “Indenture”) relating to the USD190,000,000 principal amount of  6.25% convertible senior notes due 2011 (the “Convertible Notes”).  In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern.  For the avoidance of doubt, (i) the Transaction shall be the only transaction under the Agreement and (ii) references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation.  If any relevant sections of the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties.  The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.  The Transaction is subject to early unwind if the closing of the Convertible Notes is not consummated for any reason, as set forth below in Section 8(j).

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency and (ii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first”).

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein.  In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2.     The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 5, 2008

Effective Date:	March 10, 2008

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD0.001 per share (Ticker Symbol: “RGC”).

Number of Options:

The number of Convertible Notes in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Notes; provided that the Number of Options shall be automatically increased as of the date of exercise by Credit Suisse Securities (USA) LLC, as representative of the Initial Purchasers (as defined in the Purchase Agreement), of their option pursuant to Section 1 of the Purchase Agreement, dated as of March 5, 2008, between Counterparty and Credit Suisse Securities (USA) LLC, as representative of the Initial Purchasers party thereto (the “Purchase Agreement”), by the number of Convertible Notes in denominations of USD1,000 principal amount issued pursuant to such exercise (such Convertible Notes, the “Additional Convertible Notes”). For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Option Entitlement:

As of any date, a number of Shares per Option equal to the “Conversion Rate”(1) (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Sections 10.3 or 10.7 of the Indenture) as of such date.

(1) Terminology to be made consistent with the offering documents.

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD1,000 divided by the Option Entitlement as of such date.

Number of Shares:	The product of the Number of Options and the Option Entitlement.

Premium:

USD12,000,000 (Premium per Option USD63.157895); provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, an additional Premium equal to the product of the number of Options by which the Number of Options is so increased and the Premium per Option shall be paid on the Additional Premium Payment Date.

Premium Payment Date:	The Effective Date

Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Convertible Notes.

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges
Procedures for Exercise:
Exercise Date:	Each Conversion Date.

Conversion Date:

Each “Conversion Date” (as defined in the Indenture) occurring during the Exercise Period for Convertible Notes (such Convertible Notes, each in denominations of USD1,000 principal amount, the “Relevant Convertible Notes” for such Conversion Date).

Exercise Period:	The period from and excluding the Trade Date to and including the Expiration Date.

Expiration Date:

The earlier of (i) the last day on which any Convertible Notes remain outstanding and (ii) the “Business Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).

Automatic Exercise on
Conversion Dates:

On each Conversion Date, a number of Options equal to the number of Relevant Convertible Notes for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.

Notice Deadline:

In respect of any exercise of Options hereunder, the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the first Scheduled Trading Day of the relevant “Settlement Period” (as defined in the Indenture), subject to “Notice of Exercise” below; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Notes for any Conversion Date occurring during the period starting on the 35th Scheduled Trading Day immediately preceding the Maturity Date (the “Final Settlement Period”), the Notice Deadline shall be the Business Day immediately following such Exercise Date.

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 5:00 PM, New York City time, on the Notice Deadline in respect of such exercise of (i) the number of Options being exercised on such Exercise Date, (ii) the scheduled settlement date under the Indenture for the Relevant Convertible Notes for the related Conversion Date, (iii) whether such Relevant Convertible Notes will be settled by Counterparty by delivery of cash, Shares or a combination of cash and Shares and, if such a combination, the “Fixed Cash Amount” (as defined in the Indenture), and (iv) the first Scheduled Trading Day of the Settlement Period for such Relevant Convertible Notes; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Notes for any Conversion Date occurring during the Final Settlement Period, the content of such notice shall be as set forth in clauses (i) and (iii) above.  For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided that, notwithstanding the foregoing, such notice (and the related automatic exercise of Options) shall be effective if given after the relevant Notice Deadline but prior to 5:00 PM New York City time on the fifth Exchange Business Day of such Settlement Period, in which event the Calculation Agent shall have the right to adjust the Delivery Obligation (as defined below) as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of its not having received such notice prior to the applicable Notice Deadline.  Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of its election of the settlement method applicable to the Convertible Notes.

Dealer’s Telephone Number

and Telex and/or Facsimile Number
and Contact Details for purpose of
Giving Notice:	To:	Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010
	Attn:	Equity Linked Origination Group

Settlement Terms:

Settlement Date:

For any Exercise Date, subject to the delivery of Notice of Exercise and Notice of Delivery Obligation, if any, the settlement date for the Shares and/or cash to be delivered in respect of the Relevant Convertible Notes for the relevant Conversion Date under the terms of the Indenture.

Delivery Obligation:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to Notice of Exercise above and Dividends (under Adjustments) below, in respect of any Exercise Date, Dealer will deliver to Counterparty on the related Settlement Date a number of Shares and/or an amount of cash equal to the aggregate number of Shares, if any, that Counterparty would be obligated to deliver to the holder(s) of the Relevant Convertible Notes for such Conversion Date pursuant to clause (iii)(2) of the last paragraph of Section 10.2(b) of the Indenture and/or the aggregate amount of cash, if any, in excess of USD1,000 per Convertible Note (in denominations of USD1,000) that Counterparty would be obligated to deliver to holder(s) pursuant to clause (ii) or clause (iii)(1), as applicable, of the last paragraph of Section 10.2(b) of the Indenture (except that such aggregate number of Shares shall be determined without taking into consideration any rounding pursuant to Section 10.2(d) of the Indenture and shall be rounded down to the nearest whole number) and cash in lieu of fractional shares, if any, resulting from such rounding, if Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Notes by the Convertible Note Settlement Method, notwithstanding any different actual election by Counterparty with respect to the settlement of such Relevant Convertible Notes (such Shares and/or cash, collectively, the “Convertible Obligation”); provided that the Convertible Obligation shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Notes as a direct or indirect result of any adjustments to the Conversion Rate pursuant to Sections 10.3 or 10.7 of the Indenture and any interest payment that the Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Notes for such Conversion Date; and provided further that if such exercise relates to the conversion of Relevant Convertible Notes in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to the adjustments to the Conversion Rate set forth in Section 10.3 of the Indenture, then, notwithstanding the foregoing, the Delivery Obligation shall include such additional Shares and/or cash, except that the Delivery Obligation shall be capped so that the value of the Delivery Obligation per Option (with the value of any Shares included in the Delivery Obligation determined by the Calculation Agent using the “VWAP” (as defined in the Indenture) on the last day of the relevant Settlement Period) does not exceed the amount as determined by the Calculation Agent that would be payable by Dealer pursuant to Section 6 of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount, (x) the Number of Options shall be deemed to be equal to the number of Options exercised on such Exercise Date and (y) such amount payable will be determined as if Section 10.3 of the Indenture were deleted) was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to Section 8(a) of this Confirmation).  For the avoidance of doubt, if the “Daily Conversion Value” (as defined in the Indenture) for each of the Settlement Period Trading Days (as defined in the Indenture) occurring in the relevant Settlement Period is less than or equal to the Strike Price, Dealer will have no delivery obligation hereunder in respect of the related Exercise Date.  Notwithstanding the foregoing, and in addition to the cap described in the further proviso to the preceding sentence, in all events the Delivery Obligation shall be capped so that the value of the Delivery Obligation does not exceed the value of the Convertible Obligation (with the Convertible Obligation determined based on the actual settlement method elected by Counterparty with respect to such Relevant Convertible Notes instead of the Convertible Note Settlement Method and with the value of any Shares included in the either the Delivery Obligation or such Convertible Obligation determined by the Calculation Agent using the VWAP on the last day of the relevant Settlement Period).

Convertible Note Settlement Method:

For any Relevant Convertible Notes, if Counterparty has notified Dealer in the related Notice of Exercise that it has elected to satisfy its conversion obligation in respect of such Relevant Convertible Notes in cash or in a combination of cash and Shares in accordance with Section 10.2 of the Indenture (a “Cash Election”) with a Fixed Cash Amount of at least USD1,000, the Convertible Note Settlement Method shall be the settlement method actually so elected by Counterparty in respect of such Relevant Convertible

Notes; otherwise, the Convertible Note Settlement Method shall assume Counterparty had made a Cash Election with respect to such Relevant Convertible Notes with a Fixed Cash Amount of USD1,000 per Relevant Convertible Note.

Notice of Delivery Obligation:

No later than the Exchange Business Day immediately following the last day of the relevant Settlement Period), Counterparty shall give Dealer notice of the final number of Shares and/or cash comprising the relevant Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Final Settlement Period, Counterparty may provide Dealer with a single notice of the aggregate number of Shares and/or cash comprising the Convertible Obligations for all Exercise Dates occurring during such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Dealer’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Other Applicable Provisions:

To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements, including, without limitation, with respect to any sale, re-sale, assignment or transfer of such Shares, under applicable securities laws that exist as a result of the fact that Buyer is the issuer of the Shares.

Restricted Certificated Shares:

Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares in certificated form representing the Number of Shares to be Delivered to Counterparty in lieu of delivery through the Clearance System.

Adjustments:

Method of Adjustment:

Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Sections 10.4(a), (b), (c) or (d) of the Indenture (each, an “Adjustment Event”), the Calculation Agent shall make the corresponding adjustment in respect of any one or more of the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment of the Transaction, to the extent an analogous adjustment is made under the Indenture.  Immediately upon the occurrence of any Adjustment Event, Counterparty shall notify the Calculation

Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Relevant Convertible Notes in respect of such Adjustment Event has been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

Dividends:

If an ex-dividend date for a cash dividend or distribution on the Shares occurs on or after the Trade Date and on or prior to the Expiration Date and the amount of such dividend or distribution is less than Ordinary Dividend Amount, or if no ex-dividend date for a cash dividend or distribution on the Shares occurs in any regular quarterly dividend period of Counterparty that falls, in whole or in part, after the Trade Date and on or prior to the Expiration Date, then the Calculation Agent will make adjustments to the Delivery Obligation in respect of each Exercise Date as it determines appropriate to account for the economic effect on the Transaction of such shortfall.

Ordinary Dividend Amount:

For the first dividend or distribution on the Shares for which the ex dividend date occurs during any regular quarterly dividend period of Counterparty, USD0.30; for any other dividend or distribution on the Shares for which the ex dividend date occurs during the same regular quarterly dividend period, USD0.00.

Extraordinary Events:

Merger Events and Tender Offer:

Notwithstanding Section 12.1 of the Equity Definitions, a “Merger Event” or “Tender Offer” means the occurrence of any event or condition set forth in Section 10.12 or Section 10.4(e), respectively, of the Indenture.

Consequences of Merger Events
and Tender Offers:

Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or Tender Offer, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, to the extent an analogous adjustment is made under the Indenture in respect of such Merger Event or Tender Offer; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional Shares as set forth in Sections 10.3 or 10.7 of the Indenture.

Notice of Merger or Tender Offer
Consideration:

Upon the occurrence of a Merger Event or Tender Offer that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the relevant merger date) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event or Tender Offer who affirmatively make such an election and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event or Tender Offer.

Nationalization, Insolvency
or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

	(a) Change in Law:	Applicable

	(b) Insolvency Filing:	Applicable

	(c) Hedging Disruption:	Applicable

	(d) Increased Cost of Hedging:	Applicable

Hedging Party:		Dealer

Determining Party:		Dealer

Non-Reliance:		Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:		Applicable

Additional Acknowledgments:		Applicable

3.	Calculation Agent:	Dealer

4.	Account Details:

Dealer Payment Instructions:

Citibank, National Association
Bank Routing: 021-000-089
Swift: CITIUS33
Account Name: Credit Suisse Capital LLC
Account No.: 3045-9883
BIC: CSFBUS3L

Counterparty Payment Instructions:

To be provided by Counterparty.

5.     Offices:

The Office of Dealer for the Transaction is:

Credit Suisse Capital LLC

Eleven Madison Avenue

New York, NY 10010

The Office of Counterparty for the Transaction is:

Regal Entertainment Group

7132 Regal Lane

Knoxville, TN 37918

6.     Notices: For purposes of this Confirmation:

(a)           Address for notices or communications to Counterparty:

To:	Regal Entertainment Group
7132 Regal Lane
Knoxville, TN 37918
Attn:	Chief Financial Officer
Telephone:	(865) 922-1123
Facsimile:	(865) 922-6085

(b)           Address for notices or communications to Dealer:

To:	Credit Suisse Capital LLC
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY10010
Attn:	Equity Linked Origination Group

7.     Representations, Warranties and Agreements:

(a)           In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)            On the Trade Date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)           On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument other than the Transaction) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(iii)          Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including FASB

Statements 128, 133 ( as amended), 149 or 150, EITF Issue No. 00-19, 01-6 or 03-6 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iv)          Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(v)           Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(vi)          Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or to otherwise violate the Exchange Act.

(vii)         Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii)        On each of the Trade Date, the Premium Payment Date and the Additional Premium Payment Date, if any, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(ix)           The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 2 of the Purchase Agreement are true and correct as of the Trade Date, the Effective Date and, if applicable, the Additional Premium Payment Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(b)           Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c)           Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof.  Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d)           Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”).  The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(e)           Each party acknowledges and agrees to be bound by the Conduct Rules of the National Association of Securities Dealers, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(f)            Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

8.  Other Provisions:

(a)           Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If Dealer shall owe Counterparty any amount pursuant to “Consequences of Merger Events” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Merger Event, Insolvency, or Nationalization, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the relevant merger date under the Indenture or Early Termination Date, as applicable (“Notice of Share Termination”).  Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date under the Indenture or Early Termination Date, as applicable:

Share Termination Alternative:

Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery
Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements, including, without limitation, with respect to any sale, re-sale, assignment or transfer of such Share Termination Delivery Units, under applicable securities laws as a result of the fact that Buyer is the issuer of any Share Termination Delivery Units (or any part thereof).

(b)                                 Disposition of Hedge Shares.  Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(b) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, to enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer.  “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page RGC <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

(c)                                  Repurchase Notices.  Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 6% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof).  The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day.  In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(c) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against an Indemnified Party, such Indemnified Party shall promptly notify Counterparty in writing, and any counsel retained by such Indemnified Party shall be reasonably acceptable to Counterparty.  Counterparty shall be relieved from liability to the extent that the Indemnified Party fails to promptly notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided, that failure to notify Counterparty (x) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (y) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of this paragraph (c).  Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Party from and against any loss or liability by reason of such settlement or judgment.  Counterparty shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Party.  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability.  In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty.  This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(d)                                 Additional Termination Events.  The occurrence of (i) an event of default with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 5.01 of the Indenture, or (ii) an Amendment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior consent of Dealer.

(e)                                  Right to Extend.  Dealer may postpone any Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its reasonable discretion based on advice of counsel, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market or the stock borrow market or other relevant market or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(f)                                    Staggered Settlement. Dealer may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on one or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i)                                     in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to the date that follows such Nominal Settlement Date by 10 Settlement Period Trading Days, but not prior to the relevant Conversion Date) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii)                                  the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(g)           Transfer and Assignment.  Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld; provided that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to (i) any of its affiliates or (ii) any person of credit quality equivalent to Dealer; provided further that at any time at which (1) the Equity Percentage exceeds 9.0%, (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law (the “DGCL Takeover Statute”) or any state or federal bank holding company or banking laws, or other federal, state or local regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws (including, without limitation, “interested stockholder” or “acquiring person” status under the DGCL Takeover Statute) and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 0.5% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), or (3) a Hedging Disruption has occurred and is continuing, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer such that an Excess Ownership Position or a Hedging Disruption, as the case may be, no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position or Hedging Disruption, as the case may be, no longer exists.  In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(a) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction.  The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day.

(h)                                 Equity Rights.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.  For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.  For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(i)                                     Netting and Set-off.

(i)                                     If on any date cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder or pursuant to the Agreement or pursuant to any other agreement between the parties by Counterparty to Dealer and cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder or pursuant to the Agreement or pursuant to any other agreement between the parties by Dealer to Counterparty and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party’s obligation to make such payment or delivery will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation of the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

(ii)                                  In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date, Dealer shall have the right to terminate, liquidate and otherwise close out the Transaction and to set off any obligation or right that Dealer or any affiliate of Dealer may have to or against Counterparty hereunder or under the Agreement against any right or obligation Dealer or any of its affiliates may have against or to Counterparty, including without limitation any right to receive a payment or delivery pursuant to any provision of the Agreement or hereunder.  In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind.  In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation.  In determining the value of any obligation to release or deliver Shares or any right to receive Shares, the value at any time of such obligation or right shall be determined by reference to the market value of the Shares at such time, as determined by the Calculation Agent.  If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

(iii)                               Notwithstanding any provision of the Agreement (including without limitation Section 6(f) thereof) and this Confirmation (including without limitation this Section 8(i)) or any other agreement between the parties to the contrary, (A) Counterparty shall not net or set off its obligations under the Transaction, if any, against its rights against Dealer under any other transaction or instrument, (B) Dealer may net and set off any rights of Dealer against, or obligations of Dealer to, Counterparty arising under the Transaction only against obligations of Dealer to, or rights of Dealer against, Counterparty arising under any transaction or instrument if such transaction or instrument is classified as equity under United States Generally Accepted Accounting Principles and (C) in the event of bankruptcy or liquidation of Counterparty, neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.  Dealer will give notice to Counterparty of any netting or set off effected under this provision.

(j)                                     Early Unwind.  In the event the sale by Counterparty of the Convertible Notes is not consummated with the Initial Purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on March 10, 2008 (or such later date as agreed upon by the parties, which in no event shall be later than March 31, 2008) (March 10, 2008 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated and (ii) Counterparty shall pay to Dealer, other than in cases involving a breach of the Purchase Agreement by the Initial Purchasers, an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares).  Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.

(k)                                  Designation by Dealer.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(l)                                     Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(m)                               Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(n)                                 Waiver of Trial by Jury.  EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF COUNTERPARTY OF ITS AFFILIATES OR DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(o)                                 Submission to Jurisdiction. Each party hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding by the other party against it relating to the Transaction to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof.

(p)                                 Governing Law.  THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE).

(q)                                 Dealer/Agent.

(i)                                     Dealer represents that it is an “OTC derivatives dealer” as such term is defined in the Securities and Exchange Act of 1934 and is an affiliate of a broker-dealer that is registered with and fully regulated by the Securities and Exchange Commission, Agent.

(ii)                                  Dealer is not a member of the SIPC (Securities Investor Protection Corporation).

(iii)                               The date and time of the Transaction evidenced hereby will be furnished by Agent to Counterparty upon written request, and Agent will furnish to Counterparty, upon written request, a statement as to the source and amount of any remuneration received, or to be received by, Agent in connection with the Transaction evidenced hereby.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,

CREDIT SUISSE CAPITAL LLC

		By:	/s/ Barry Dixon
Name: Barry Dixon
Title: Authorized Signatory

		By:	/s/ Vittorio Scialoja
Name: Vittorio Scialoja
Title: Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC, AS AGENT FOR CREDIT SUISSE CAPITAL LLC

		By:	/s/ Marisa Scauzillo
Name: Marisa Scauzillo
Title: Vice President

		By:	/s/ Bik Kwan Chung
Name: Bik Kwan Chung
Title: Vice President

Agreed and Accepted By:

REGAL ENTERTAINMENT GROUP

By:	/s/ Amy Miles
Name: Amy Miles
Title: CFO